Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Games’ Generates All-Time Record Average Daily Revenue Post-Olympics

Company Also Maintains Strong Pipeline Heading into Q4 2008

SHANGHAI, ATLANTA, September 2, 2008 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA), and pioneer of the “free-to-play, pay for merchandise” model for online games in China, today announced that average daily revenue (ADR) from all of CDC Games’ online games in China for August 29, 2008 was an all-time daily revenue record at approximately (U.S.)$212,000, or 1.46 million RMB. Although the company did see a slight decline in ADR during the Olympics, as expected, currently available information indicates that the ADR has recovered and is trending higher than pre-Olympic levels. Furthermore, since the Olympics ended on the weekend of August 24, 2008, the company has seen a general increase in ADR across its entire online games portfolio in China. Over the three day period ended August 31, 2008, average daily revenue for CDC Games has averaged approximately (U.S.)$198,000 or 1.35 million RMB per day. This is an approximate 31% increase from the 1.03 million RMB average per day from the previous weekend, during the Olympics, and a 60% increase from the 846,000 RMB average per day from the first weekend of the Olympics.

“We are very pleased that ADR for CDC Games reached an all-time record after the Olympics,” said John Huen, chief operating officer, CDC Games. “We are very confident with the prospects of our online games in the China market. During the second half of 2008, we expect to launch several new games in China including Digimon, which has been ranked No. 1 in gamer’s rankings on Baidu, the top search engine in China, Street Gears and Lunia, as well as a highly anticipated launch of Yulgang 3.0.”

About CDC Games
CDC Games is a market leader in online and mobile games in China with more than 140 million registered users. CDC Games has also had approximately 11 million active users over the past 90 days, and over 30 million active users in the past 180 days. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force.  Currently, CDC Games offers six popular MMO online games in China that include: Special Force, Yulgang, Shaiya, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to help accelerate the development of new, original online games for China and other targeted global geographies. Through its CDC Games International (CGI) subsidiary, the company launched a long-term strategy to be a global publisher of MMO games. As a part of this strategy, CDC Games has partnered with MBC Group, a leading media company in the Middle East, to launch the world’s first online games web portal in the Middle East.  For more information on CDC Games, visit: www.cdcgames.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding

Our beliefs regarding the future performance of our games, including the ADR for our games, our expectations regarding improvements in our future revenue growth, operating metrics, operating margins and growth metrics, our beliefs regarding trends and the continuation thereof including trends relating to revenue and operating margins, our expectations regarding the launch of new games such as Digimon, Street Gears, Lunia and Yulgang 3.0 and the timing thereof, the popularity of our games in China, the ability of CDC Games to launch and market it online games, the potential success of our games in the market, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to develop and market successfully our online games; (c) the future growth of the online games industry in the China market; (d) the possibility of development delays; (e) the development of competing products and technology; (f) the entry of new competitors and their technological advances; and (g) the continued cooperation of our contractual partners. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.